Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

January 13, 2011

To the Board of Directors of

Propell Corporation

Greenbrae, California

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form 10-KA, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Propell Corporation of our report dated April 14, 2010, relating to the consolidated financial statements of Propell Corporation, a Delaware Corporation, as of and for the years ending December 31, 2009 and 2008.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan